                                                                    EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



  Household Finance Corporation:

  As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3, relating to the offering of up to $10,000,000,000 of HFC InterNotes to be filed with the Securities and Exchange Commission on or about April 9, 2002, of our report dated January 14, 2002, included in Household Finance Corporation's Form 10-K for the year ended December 31, 2001, and to all references to our Firm included in this registration statement. It should be noted that we have not audited any financial statements of the company subsequent to December 31, 2001 or performed any audit procedures subsequent to the date of our report.




  /s/ Arthur Andersen


  Chicago, Illinois
  April 9, 2002